Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

American Honda Finance Corporation:

We have examined American Honda Finance Corporation’s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all asset-backed securities transactions involving retail automobile receivables for new and used Honda and Acura vehicles for which the Company acted as servicer and administrator, as well as lease finance receivables and retail automobile receivables serviced by and held in portfolio by the Company (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended March 31, 2008. With respect to servicing criterion 1122(d)(2)(ii), the activities the Company performs are limited to disbursements made via wire transfer to the Indenture Trustee (as defined in the transaction agreements). With respect to servicing criteria 1122(d)(3)(ii), 1122(d)(3)(iii) and 1122(d)(3)(iv), the activities the Company performs are limited to amounts remitted to the Indenture Trustee (as defined in the transaction agreements). Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the Management’s Assessment of Compliance with Applicable Servicing Criteria, for servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv), the Company has engaged a vendor to perform the activities required by these servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.

Our examination disclosed the following material noncompliance with servicing criterion 1122(d)(4)(viii), as applicable to the Company during the year ended March 31, 2008. The Company did not perform the collection efforts on delinquent finance receivables on a monthly basis.

In our opinion, except for the material noncompliance described above, American Honda Finance Corporation complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended March 31, 2008.

/s/ KPMG LLP
Los Angeles, California June 13, 2008